Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

OVERLAND STORAGE, INC.

Eric L. Kelly and Kurt L. Kalbfleisch certify that:

1. They are the President and Chief Executive Officer and the Chief Financial Officer and Secretary, respectively, of Overland Storage, Inc., a California corporation (the “Corporation”).

2. Article III of the Corporation’s Articles of Incorporation (the “Articles”) is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of Common Stock that the Corporation is authorized to issue is forty-five million one hundred thousand (45,100,000). The total number of shares of Preferred Stock that the Corporation is authorized to issue is one million (1,000,000).

Authority is vested in the Board of Directors to divide any or all of the authorized shares of Preferred Stock into series and, within the limitations provided by law, to fix and determine the rights, preferences, privileges and restrictions of each such series, including but not limited to the right to fix and determine the designation of and the number of shares issuable in each such series and any and all such other provisions as may be fixed or determined by the Board of Directors of the Corporation pursuant to California law; provided that the holders of shares of Preferred Stock will not be entitled (A) to more than one vote per share, when voting as a class with the holders of shares of Common Stock, or (B) to vote on any matter separately as a class or series, except where expressly required by California law. The Board of Directors may increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3. The foregoing amendment to the Articles has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment to the Articles has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the special meeting at which the vote occurred, the Corporation had two classes of shares outstanding, shares of Common Stock and shares of Series A Convertible Preferred Stock, each of which was entitled to a separate class vote with respect to the foregoing amendment to the Articles. At the record date for the special meeting at which the vote occurred, 6,341,148 shares of Common Stock were issued and outstanding. The number of shares of Common Stock voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the shares of Common Stock. At the record date for the special meeting at which the vote occurred, 794,659 shares of Series A Convertible Preferred Stock were issued and outstanding. The number of shares of Series A Convertible Preferred Stock voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the shares of Series A Convertible Preferred Stock.

[Signature page follows.]

The undersigned, Eric L. Kelly and Kurt L. Kalbfleisch, declare this 28 th day of April, 2010, at the City and County of San Diego, California, under penalty of perjury under the laws of the State of California that each has read the foregoing certificate and knows the contents hereof and that the same is true of his own knowledge.

By:	/s/ Eric L. Kelly
Eric L. Kelly
President and Chief Executive Officer

By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer and Secretary

[Signature page to Certificate of Amendment of Articles of Incorporation of Overland Storage, Inc.]